Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 1, 2013 on the consolidated financial statements of uSell.com, Inc. as of December 31, 2012 and 2011, included herein on the registration statement of uSell.com, Inc. on Form S-1 (Amendment No. 2), and to the reference to our firm under the heading “Experts” in the prospectus.

Berman & Company, P.A.

Certified Public Accountants

Boca Raton, Florida

May 20, 2014

551 NW 77th Street Suite 201 • Boca Raton, FL 33487

Phone: (561) 864-4444 • Fax: (561) 892-3715

www.bermancpas.com • info@bermancpas.com

Registered with the PCAOB • Member AICPA Center for Audit Quality

Member American Institute of Certified Public Accountants

Member Florida Institute of Certified Public Accountants